                                                                     EXHIBIT 4.3

                                RECRUITSOFT, INC.

              SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                                OCTOBER 21, 2003

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                                TABLE OF CONTENTS

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1.  Registration Rights........................................................................................      1

    1.1      Definitions.......................................................................................      1
    1.2      Piggyback Registration Rights.....................................................................      2
    1.3      Required Registration.............................................................................      4
    1.4      Registration on Form S-3..........................................................................      5
    1.5      Registration Procedures...........................................................................      6
    1.6      Furnish Information...............................................................................      8
    1.7      Expenses of Registration..........................................................................      8
    1.8      No Delay of Registration..........................................................................      8
    1.9      Indemnification...................................................................................      8
    1.10     Reports under Securities Exchange Act of 1934.....................................................     10
    1.11     Assignment of Registration Rights.................................................................     11
    1.12     "Market Stand-Off" Agreement......................................................................     11
    1.13     Registrations outside U...........................................................................     12
    1.14     Termination of Registration Rights................................................................     12

2.  Right of First Refusal on Company Issuance.................................................................     12

    2.1      Right of First Refusal............................................................................     12
    2.2      Over-Allotment Option.............................................................................     12
    2.3      Pro Rata Share....................................................................................     12
    2.4      New Securities....................................................................................     13
    2.5      Procedure.........................................................................................     13
    2.6      Waiver of Right of First Refusal..................................................................     15
    2.7      Termination and Assignment........................................................................     15
    2.8      Company Right to Terminate Issuance of New Securities.............................................     15

3.  Restrictions on Transfer of Shares.........................................................................     15

    3.1      Restrictions on Transfer..........................................................................     15
    3.2      Restricted Shares.................................................................................     16
    3.3      Sales to Competitors..............................................................................     16
    3.4      Right of First Refusal on Communicade's Series B Preferred Stock..................................     16
    3.5      Termination and Nonassignment.....................................................................     18

4.  Right of First Refusal on Restricted Shares................................................................     19

    4.1      General...........................................................................................     19
    4.2      Exceptions........................................................................................     19
    4.3      Investors' Right of First Refusal on Restricted Shares............................................     20
    4.4      Termination and Nonassignment.....................................................................     20

5.  Right of Co-Sale Respecting Shares.........................................................................     20

    5.1      Grant; Notice.....................................................................................     20
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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    5.2      Right of Co-Sale...................................................................................    21
    5.3      Transfer of Shares upon Failure to Exercise Right of Co-Sale.......................................    22
    5.4      Binding Effect of Right of Co-Sale.................................................................    22
    5.5      Termination of Right of Co-Sale....................................................................    22
    5.6      Delivery Requirements..............................................................................    22
    5.7      Exceptions.........................................................................................    22
    5.8      Legend.............................................................................................    23
    5.9      Conditions to Exercise of the Investors' Rights....................................................    23
    5.10     Assignment of Right of Co-Sale.....................................................................    23

6.  Covenants of the Company....................................................................................    23

    6.1      Delivery of Financial Statements...................................................................    23
    6.2      Inspection.........................................................................................    24
    6.3      Board of Directors.................................................................................    24
    6.4      Negative Covenants.................................................................................    26
    6.5      Termination of Covenants...........................................................................    27

7.  Miscellaneous...............................................................................................    27

    7.1      Successors and Assigns.............................................................................    27
    7.2      Governing Law......................................................................................    27
    7.3      Counterparts.......................................................................................    27
    7.4      Titles and Subtitles...............................................................................    27
    7.5      Notices............................................................................................    27
    7.6      Expenses...........................................................................................    28
    7.7      Amendments and Waivers.............................................................................    28
    7.8      Aggregation of Stock...............................................................................    28
    7.9      Severability.......................................................................................    28
    7.10     Entire Agreement...................................................................................    28
    7.11     Dispute Resolution.................................................................................    28
    7.12     Remedies...........................................................................................    29
    7.13     No Inconsistent Agreements.........................................................................    29
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                                RECRUITSOFT, INC.

              SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

         THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of the 21st day of October 2003, by and among Recruitsoft, Inc., a Delaware corporation (the "Company") and the Investors listed on Exhibit A hereto (collectively, the "Investors").

                                    RECITALS

         WHEREAS, the Company, Kangaroo Acquisition Corporation and White Amber, Inc. ("White Amber") are entering into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith;

         WHEREAS, in order to induce certain stockholders of White Amber (the "Series D Holders") to exchange their shares of White Amber capital stock for shares of the Company's Series D Preferred Stock pursuant to the Merger Agreement, the Company and certain of its stockholders (the "Prior Holders") desire that the Company grant to the Series D Holders listed in Exhibit A certain of the registration and other rights set forth herein; and

         WHEREAS, all Investors desire that this Agreement shall govern the registration and other rights of all Investors.

         NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. Registration Rights. The Company covenants and agrees as follows:

                  1.1      Definitions. For purposes of this Section 1:

                           (a)      The term "1934 Act" shall mean the
Securities Exchange Act of 1934, as amended.

                           (b)      The term "Act" means the Securities Act of
1933, as amended.

                           (c)      The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any permitted assignee thereof pursuant to the terms of Section 1.11.

                           (d)      The term "Ownership Percentage" means and
includes, with respect to each Holder of Registrable Securities requesting inclusion of Registrable Securities in an offering pursuant to this Agreement, the number of Registrable Securities held by such Holder divided by the aggregate of all Registrable Securities held by all Holders requesting registration in such offering.

                           (e)      The term "Public Offering" means and
includes the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act, covering the offer and sale of securities to the general public for the account of the Company.

                           (f)      The terms "register", "registered" and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                           (g)      The term "Registrable Securities" means (i)
Class A Common Stock issuable or issued upon conversion of the Company's Series A Preferred Stock or the exercise of exchange rights of the Class A or Class B preferred exchangeable shares of 9090-5415 Quebec Inc., as applicable and as specified on Exhibit A hereto; (ii) Class A Common Stock issuable or issued upon conversion of the Company's Series B Preferred Stock as specified on Exhibit A hereto; (iii) Class A Common Stock issuable or issued upon conversion of the Company's Series C Preferred Stock; (iv) Class A Common Stock issuable or issued upon conversion of the Series D Preferred Stock (the "Series D Shares") acquired by the Series D Holders pursuant to the Merger Agreement; provided, however, that the term "Registrable Securities" shall not include the Series D Shares for purposes of Sections 1.3 and 1.4 and provided further that the holders of Series D Shares shall not be deemed to be Investors for purposes of Section 5; (v) the additional shares of Class A Common Stock currently held by certain Investors as specified on Exhibit A hereto; (vi) any Class A Common Stock issued (or issuable upon conversion or exercise of any warrant, right or other security which is issued) to the Bain Investors pursuant to Section 2 in connection with the Company's issuance of securities in a firm commitment underwritten Public Offering covering the offer and sale of securities of the Company; and (vii) any Class A Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the foregoing, excluding in all cases, however, any shares sold or transferred by a person in a transaction in which the rights under this
Section 1 are not assigned.

                           (h)      The term "SEC" shall mean the Securities and
Exchange Commission.

                           (i)      The term "Qualified Public Offering" shall
mean a firm commitment underwritten public offering by the Company pursuant to a registration statement on Form S-1 under the Act (or equivalent), with a price per share of at least $1.4721 (as adjusted for subdivisions, combinations and stock dividends with respect to such shares) and net proceeds to the Company of at least Twenty-five Million Dollars ($25,000,000).

                  1.2      Piggyback Registration Rights.

                           (a)      Registration Rights. If at any time the
Company shall determine to register under the Act (including pursuant to a demand of any stockholder of the Company exercising registration rights other than pursuant to Section 1.3 hereof) any of its common stock (other than a registration relating solely to the sale of securities to participants in a Company employee benefits plan, a registration on any form which does not include substantially the same

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information as would be required to be included in a registration statement covering the sale of Registrable Securities or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered), it shall send to each Holder written notice of such determination and, if within fifteen (15) days after receipt of such notice, such Holder shall so request in writing, the Company shall use its commercially reasonable best efforts to include in such registration statement all of the Registrable Securities that such Holder requests to be registered.

                           (b)      Underwriting. If the registration of which
the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the written notice given pursuant to Section 1.2(a). In such event, the right of any Holder to registration pursuant to this Section 1.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the managing underwriter determines in its sole discretion that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit on a pro rata basis the Registrable Securities to be included in such registration (i) in the case of the Company's initial Public Offering to an amount equal to zero, and (ii) in the case of any other Public Offering to an amount not less than thirty percent (30%) of the total number of securities to be included in the registration. The Company shall so advise all Holders distributing their Registrable Securities through such underwriting, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting on behalf of persons other than the Company shall be allocated in the following order of priority (A) first, to the Company, (B) second, among the Holders requesting to sell Registrable Securities according to each Holder's Ownership Percentage, and (C) third, to the extent additional securities may be included therein, pro rata among the other selling stockholders according to the total amount of securities owned by each such stockholder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities (other than securities of the Company) are first entirely excluded from the underwriting. This order of priority cannot be altered unless approved by the Holders of a majority of all outstanding shares of the Registrable Securities. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or other holder to the nearest 100 shares.

                  If any of the Holders disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

                           (c)      Right to Terminate Registration. The Company
shall have the right to terminate or withdraw any registration initiated by it under this Section 1.2 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

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

                  1.3      Required Registration.

                           (a)      On as many as but not more than two
occasions in the case of the Holders of Series C Preferred Stock and one occasion in the case of Holders of Series B Preferred Stock, not earlier than the earlier of either (i) one hundred eighty (180) days after the completion by the Company of its initial Public Offering or (ii) January 1, 2004, the Holders of at least thirty percent (30%) of the Series C Preferred Stock then outstanding or the shares of Class A Common Stock issued on conversion thereof, or the Holders of at least 30% of the Series B Preferred Stock then outstanding or the shares of Class A Common Stock issued on conversion thereof, may require the Company, at the Company's expense, to register some or all of such Holders' Registrable Securities, provided that each such registration covers an offering with an aggregate offering price that is not less than $5,000,000. Such Holder(s) shall notify the Company in writing that it or they intend to offer or cause to be offered for public sale all or any portion of the Registrable Securities, and within ten (10) days of the receipt after such notice, the Company will so notify all holders of Registrable Securities.

                           (b)      Upon written request of any Holder given
within thirty (30) days after the receipt by such Holder from the Company of such notification, the Company will use its commercially reasonable best efforts to cause all of the Registrable Securities that may be requested by any Holder thereof (including the Holder or Holders giving the initial notice of intent to offer (each an "Initiating Holder" and collectively the "Initiating Holders")) to be registered under the Act as expeditiously as possible. The Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practical, but in any event within ninety (90) days after receipt by the Company of the request of the Initiating Holder.

                           (c)      Notwithstanding anything contained in this
Section 1.3 or Section 1.4 to the contrary, if the Company furnishes to the Holders requesting any registration pursuant to such sections a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and that it is in the best interests of the Company to defer the filing of a registration statement, then the Company shall have the right to defer the filing of a registration statement with respect to such offering for a period of not more than ninety (90) days from receipt by the Company of the request by the Initiating Holder; provided, however, that the Company may not exercise such right more than once in any twelve-month period.

                           (d)      If the Initiating Holders intend to
distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request and the Company shall include such information in the written notice referred to above.

                           (e)      If the registration to be effected pursuant
to this Section 1.3 is a registration in connection with the Company's initial Public Offering, the underwriter shall be selected by the Company and shall be reasonably acceptable to the Holders of a majority of the Registrable Securities included in such registration. In all subsequent registrations effected pursuant to this Section 1.3, the underwriter shall be selected by the Holders of a majority of the Registrable Securities included in such registration and shall be reasonably acceptable to the Company. In any event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriters selected for such underwriting.

                           (f)      Notwithstanding the foregoing, if the
managing underwriter advises the Holders of Registrable Securities included in such registration in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among such Holders according to each such Holder's Ownership Percentage. (g) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.3: (i) after the Company has effected two (2) registrations in the case of the Holders of Series C Preferred Stock or the shares of Class A Common Stock issued on conversion of the Series C Preferred Stock, and one registration in the case of the Holders of Series B Preferred Stock or the shares of Class A Common Stock issued on conversion of the Series B Preferred Stock, pursuant to this Section 1.3 and such registrations have been declared or ordered effective and kept effective for the period set forth in Section 1.5(a) and the Company has registered at least 80% of the total number of Registrable Securities requested to be included therein,
(ii) during the period starting with the date forty-five (45) days prior to the Company's good faith estimate of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration statement filed under the Act (other than a registration of securities in a Rule 145 transaction or relating solely to the sale of securities to participants in a Company stock plan), provided that the Company is actively employing in good faith its commercially reasonable best efforts to cause such registration statement to become effective and provided further that the Holders were given the opportunity to fully participate in such registration pursuant to, and the Company otherwise complied with its obligations under, Section 1.2 above, or
(iii) if the Company delivers notice to the Holders of Registrable Securities within 30 days of any registration request of the Company's intent to file a registration statement for the initial Public Offering within 45 days of such notice, or (iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below; provided that in such situation, the Company shall include in the Form S-3 registration statement any information reasonably requested to be included in such registration, if any.

                  1.4 Registration on Form S-3. Notwithstanding Section 1.3, in case the Company shall receive from a Holder or Holders a written request or requests that the Company effect a registration on Form S-3 (or any similar form promulgated by the SEC) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will, not more than twice in any year (365-day period):

                           (a)      promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                           (b)      as soon as practicable, use its commercially
reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (3) if such Form S-3 registration covers an offering with reasonably anticipated aggregate proceeds of less than $500,000; or (4) if the Company has effected two (2) registrations pursuant to this Section 1.4 within the past twelve (12) months and such registrations have been declared or ordered effective.

                           (c)      In the event the Company is ineligible to
use Form S-3 under General Instruction I.A. of such form due to actions strictly within the Company's control, the Company will use its commercially reasonable best efforts to effect such registration on Form S-1 upon written request from the Holders of a majority of the Registrable Securities requested to be included in such registration, subject to the provisions under Section 1.3 of this Agreement, and such registration on Form S-1 shall not count as a registration effected pursuant to Section 1.3.

                           (d)      Subject to the foregoing, the Company shall
use its commercially reasonable best efforts to file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration effected pursuant to Sections 1.2 or 1.3, respectively. If the Holders giving the initial notice under this Section 1.4 propose to offer the Registrable Securities by means of an underwriting, the terms of Sections 1.3(d) and (e) shall apply.

                  1.5      Registration Procedures. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                           (a)      Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and keep such registration statement effective for a period of one hundred eighty

(180) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

                           (b)      Prepare and file with the SEC such
amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act;

                           (c)      Furnish to the Holders participating in such
registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the public offering of Registrable Securities owned by them;

                           (d)      Use its reasonable best efforts to register
and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service or process in any such state or jurisdictions;

                           (e)      In the event of any underwritten public
offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (and each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

                           (f)      Use its reasonable best efforts to cooperate
with the Holders in the disposition of the securities covered by such registration statement, including without limitation in the case of an underwritten offering pursuant to Section 1.3 causing key executives of the Company to participate under the direction of the managing underwriter in a "road show" scheduled by such managing underwriter in such locations and of such duration as in the judgment of such managing underwriter are appropriate for such underwritten offering;

                           (g)      Use its reasonable best efforts to obtain
all legal opinions, auditors' consents and comfort letters and experts cooperation as may be required, including furnishing to each Holder participating in such registration on the date that such Holder's Registrable Securities are delivered to the underwriters for sale, or if such securities are not being sold through underwriters on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion, dated as of such date, of counsel for the Company and (ii) a "cold comfort" letter, dated as of such date, signed by the independent certified public accountants of the Company, in each case in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders participating in such registration;

                           (h)      Notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                           (i)      Cause all such Registrable Securities
registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

                           (j)      Provide a transfer agent and registrar for
all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  1.7 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 1.2, 1.3 and 1.4 for each Holder (which right may be assigned as provided in Section 1.11), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company and no more than one counsel for all the selling Holders, but excluding underwriting discounts and commissions relating to Registrable Securities.

                  1.8 No Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                           (a)      To the extent permitted by law, the Company
will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by any such Holder, underwriter or controlling person for use in such registration.

                           (b)      To the extent permitted by law, each Holder
will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, severally but not jointly, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended for use in such registration to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity by any Holder under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

                           (c)      Promptly after receipt by an indemnified
party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with one counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 unless and to the extent that the failure to deliver notice is materially prejudicial to its ability to defend such action. Any omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                           (d)      If the indemnification provided for in this
Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by any Holder under this subsection 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                           (e)      Notwithstanding the foregoing, to the extent
that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           (f)      The obligations of the Company and Holders
under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.10 Reports under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                           (a)      make and keep public information available,
as those terms are understood and defined in Rule 144, at all times after ninety
(90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                           (b)      file with the SEC in a timely manner all
reports and other documents required of the Company under the Act and the 1934 Act; and

                           (c)      furnish to any Holder, so long as the Holder
owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least five hundred thousand (500,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time before such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee of a holder of Registrable Securities, (i) the holdings of affiliated partnerships, limited liability companies and other entities and their constituent or retired partners or members or limited partners (collectively, "Affiliated Persons"), and (ii) the holdings of spouses, ancestors, lineal descendants and siblings who acquire Registrable Securities by gift, will or intestate succession (collectively, "Family Members"), shall in each case be aggregated together, provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall designate in writing to the Company from time to time a single attorney in-fact on behalf of the entire group of Affiliated Persons or Family Members, as the case may be, for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

                  1.12 "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration specified by the Company and the underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act in connection with its initial Public Offering, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees or affiliated entities who agree to be similarly bound) any securities of the Company held by it at any time during such period except Registrable Securities included in such registration; provided, however, that:

                           (a)      all officers, directors and all holders of
more than five percent (5%) of all outstanding shares of the voting stock of the Company enter into similar agreements; and

                           (b)      such market stand-off time period shall not
exceed one hundred eighty (180) days.

         Each Holder agrees to provide to the underwriters of the initial Public Offering such further agreement as such underwriters may reasonably require in connection with this market stand-off agreement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of the applicable period.

                  1.13 Registrations outside U. S. The Company shall not register its securities for sale to the general public in any country other than the United States without the prior written consent of the holders of a majority of the Series C Preferred Stock then outstanding.

                  1.14 Termination of Registration Rights. The right of any Holder to inclusion in any registration pursuant to Section 1.2 or to request registration pursuant to Sections 1.3 and 1.4 shall terminate upon the earlier of (i) five years after the date of the Company's initial Public Offering, or
(ii) such time as Rule 144 or another similar exception under the Securities Act is available for the sale of all of such Holder's Registrable Securities within a three (3) month period without registration and such Holder owns less than one percent (1%) of the outstanding capital stock of the Company.

         2.       Right of First Refusal on Company Issuance.

                  2.1 Right of First Refusal. The Company hereby grants to each Investor a right of first refusal ("Right of First Refusal") to purchase such Investor's Pro Rata Share (as defined in Section 2.3 below) of any New Securities (as defined in Section 2.4 below) which the Company may, from time to time, propose to issue and sell.

                  2.2 Over-Allotment Option. In the event that the Investors together do not purchase all of the New Securities pursuant to the Right of First Refusal granted in Section 2.1 above, then those Investors that shall have purchased their full Pro Rata Share of such New Securities shall also have the right to purchase up to all of the remaining New Securities (the "Over-Allotment Option"), in addition to such New Securities as they shall already have elected to purchase, if they shall have so elected as provided for in Section 2.5(a) below. If more than one Investor elects to exercise such Investor's Over-Allotment Option, and the aggregate number of shares of New Securities such Investors elect to purchase exceeds the aggregate number of shares of New Securities then remaining, then the shares of New Securities to be purchased pursuant to the Over-Allotment Option shall be divided among such Investors according to their respective Pro Rata Share, or on such other basis as such Investors may agree upon amongst themselves in writing.

                  2.3 Pro Rata Share. Each Investor's "Pro Rata Share," for purposes of this Section 2, is equal to the fraction obtained by dividing (a) the sum of the total number of shares of any (i) Common Stock, (ii) Common Stock issuable upon conversion of any Preferred Stock and (iii) Common Stock issuable upon exercise of any options or warrants, then held by such Investor by (b) the sum of the total number of shares of (i) Common Stock, (ii) Common Stock issuable upon the conversion of Preferred Stock and (iii) Common Stock issuable upon any exercise of any options or warrants then outstanding.

                  2.4 New Securities. Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether or not now authorized, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock and securities of any type whatsoever that are, or may by their terms become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, "New Securities" do not include the following: (i) shares of Common Stock issued upon the conversion of the Series A Preferred Stock; (ii) shares of Common Stock issued upon the conversion of the Series B Preferred Stock; (iii) shares of Common Stock issued upon the conversion of the Series C Preferred Stock (iv) shares of Common Stock issued upon the conversion of the Series D Preferred Stock (v) shares of Common Stock or Preferred Stock, or options or other rights to purchase Common Stock or Preferred Stock, issued or granted to employees, officers, directors and consultants of the Company pursuant to any one or more employee stock incentive plans or agreements either approved, or within an aggregate amount approved (currently 20,665,018 shares), by the Company's Board of Directors; (vi) securities issued or issuable pursuant to financing transactions approved by the Company's Board of Directors including, but not limited to, equipment leases or bank lines of credit, provided that the specific issuance is approved by the Board; (vii) shares of Common Stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Company; (viii) shares of capital stock of the Company issued pursuant to warrants outstanding as of the date hereof; (ix) securities issued by the Company pursuant to the acquisition of another corporation or other entity by the Company by merger, purchase of all or substantially all of the capital stock or assets, or other reorganization as a result of which the stockholders of the Company will continue to hold more than fifty percent (50%) of the voting securities of the Company; (x) securities issued in a firm commitment underwritten Public Offering covering the offer and sale of securities of the Company; provided, however, that the foregoing exception shall not apply to the Bain Investors (as defined below) unless the Bain Investors or their affiliates are offered the right to purchase up to five percent (5%) of the securities offered in such Public Offering at the offering price per share, net of underwriters commissions or discounts, (xi) the 17,879,362 shares of Series A Common Stock to be issued in exchange for the 17,879,362 class A preferred exchangeable shares of 9090-5415 Quebec Inc., or (xii) the 6,350,400 shares of Series A Preferred Stock to be issued in exchange for the 6,350,400 class B preferred exchangeable shares of 9090-5415 Quebec Inc. (the shares referenced in (xi) and (xii) above to be issued pursuant to the Articles of 9090-5415 Quebec Inc. and the Covenant Agreement between the Company and 9090-5415 Quebec Inc. dated November 24, 1999). The "Bain Investors" shall mean Bain Capital Venture Fund, L.P., BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and RGIP, LLC.

                  2.5      Procedure.

                           (a)      In the event the Company proposes to
undertake an issuance of New Securities, it shall give each Investor written notice (the "Company Notice") of its intention, describing the amount and type of New Securities to be issued, and the price and terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days from the date of receipt of the Company Notice to exercise such Investor's Right of First Refusal to purchase up to such Investor's respective Pro Rata Share of such New Securities for the price and upon the terms specified in the Company Notice by delivering written notice (the "Right of First Refusal Election Notice") to the Company and stating therein the quantity of New Securities to be purchased.

                           (b)      If the Company shall have received one or
more Right of First Refusal Election Notices within twenty (20) days from the date all Investors are deemed to have received the Company Notice as described in Section 2.5(a) hereof, in which one or more (but less than all) Investors have elected to purchase their full Pro Rata Share of the New Securities, the Company shall immediately give each such Investor notice (the "Over-Allotment Notice") indicating the aggregate amount of New Securities as to which the Investors shall not have exercised their respective Rights of First Refusal. Each Investor who shall have elected to purchase at least its full Pro Rata Share of such New Securities, pursuant to this Section 2.5, shall have ten (10) days upon receipt of the Over-Allotment Notice to give notice (the "Over-Allotment Election Notice") to the Company whether it elects to exercise its Over-Allotment Option granted in Section 2.2 hereof (and, if so, the maximum number of additional shares of New Securities it elects to purchase pursuant thereto).

                           (c)      Settlement for the New Securities to be
purchased by the Investors pursuant to this Section 2.5 shall be made in cash within twenty (20) days from the Investors' deemed date of receipt of the Company Notice or within ten (10) days from the Investors' deemed receipt of the Over-Allotment Notice, if applicable; provided, however, that if the terms of payment for the New Securities specified in the Company Notice were for other than cash against delivery, each Investor shall pay in cash to the Company the fair market value of such consideration as mutually agreed upon by the Company and a majority of the Investors who elect to purchase New Securities or, if no such agreement is reached, as determined by an investment banking firm mutually acceptable to the Company and a majority of the Investors who elect to purchase New Securities, which appraisal shall be final, within five (5) days of such determination if such determination is made after fifteen (15) days following receipt of the Company Notice or five (5) days following receipt of the Over-Allotment Notice, if applicable.

                           (d)      In the event that the Investors have not
elected to purchase all of the New Securities within the later of twenty (20) days of the deemed receipt of Company Notice pursuant to clause (a) above or ten
(10) days of the deemed receipt of the Over-Allotment Notice pursuant to clause
(b) above, the Company shall have ninety (90) days thereafter to sell the New Securities not elected to be purchased by Investors at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company Notice. In the event the Company has not sold some or all of the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any unsold New Securities without first offering such securities to the Investors in the manner provided above.

                           (e)      If any Investor shall have failed to deliver
to the Company its Right of First Refusal Election Notice or Over-Allotment Election Notice within the time periods described in this Section 2.5, such Investor shall be deemed to have waived its Right of First Refusal or Over-Allotment Option, as the case may be, as to such financing to which such notice pertains.

                  2.6 Waiver of Right of First Refusal. The Right of First Refusal may be waived as to any given issuance of New Securities (a) on behalf of the holders of Series A Preferred Stock, by the holders of not less than two-thirds (2/3) of the Series A Preferred Stock then outstanding (acting on an as-converted to Common Stock basis), (b) on behalf of the holders of Series B Preferred Stock, by the holders of not less than two-thirds (2/3) of the Series B Preferred Stock then outstanding (acting on an as-converted to Common Stock basis), (c) on behalf of the holders of Series C Preferred Stock, by the holders of not less than two-thirds (2/3) of the Series C Preferred Stock then outstanding (acting on an as-converted to Common Stock basis), (d) on behalf of the holders of Series D Preferred Stock, by the holders of not less than sixty percent (60%) of the Series D Preferred Stock (e) on behalf of the Bain Investors by the Bain Investors, and (f) on behalf of the holders of Class A Common Stock, by the holders of not less than two-thirds (2/3) of the Common Stock then outstanding.

                  2.7 Termination and Assignment. The Right of First Refusal granted in this Section 2 shall expire upon the effective date of the Company's Qualified Public Offering. The Right of First Refusal is non-assignable except to any transferee to whom registration rights may be transferred pursuant to Section 1.11 of this Agreement.

                  2.8 Company Right to Terminate Issuance of New Securities. Notwithstanding the foregoing, the Company may in its sole discretion terminate any proposed issuance of New Securities in respect of which the Company has given Company Notice, at any time prior to the consummation thereof. The foregoing provision shall apply even in the event one or more Investors shall have exercised their Rights of First Refusal hereunder; provided, however, that no New Securities shall then have been issued.

         3.       Restrictions on Transfer of Shares.

                  3.1 Restrictions on Transfer. Except as otherwise provided in this Agreement, Jean Lavigueur, Martin Ouellet and Louis Tetu and their spouses and personal holding companies (collectively, the "Founders"), any employees of the Company holding more than 150,000 shares of the Company's capital stock or options to purchase shares of the Company's capital stock as of the record date fifteen (15) days prior to delivery of Notice (as defined in Section 5.1(b)) ("Key Employees") and the Holders of the Series A Preferred Stock and Telesystem Software Ventures Limited Partnership ("Series A Holders" and "Telsoft" respectively and collectively with the "Founders" and "Key Employees," the "Restricted Holders") will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in the Restricted Shares (as defined below) now or hereafter owned or held by the Restricted Holders. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of the Restricted Shares by the Restricted Holders not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

                  3.2 Restricted Shares. For purposes of this Agreement, the term "Restricted Shares" shall mean any securities of the Company held by or payable to the Restricted Holders or their spouses or personal holding companies or having voting rights in the election of the Board of Directors of the Company, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing owned as of the date hereof or any time hereafter, or any agreement or commitment to issue any of the foregoing.

                  3.3 Sales to Competitors. Without the approval of the Board of Directors, Communicade (as defined in Section 6.3) will not sell or transfer any of the Series B Preferred Stock now or hereafter owned or held by Communicade, to any of the entities listed on Exhibit B hereto (or any Competitor Affiliates thereof), nor will Communicade sell or transfer any of the Series B Preferred Stock now or hereafter owned or held by Communicade to any entity that becomes after the date hereof a substantial direct competitor of the Company (or any Competitor Affiliate thereof) and such proposed transfer could reasonably be expected to have a material adverse effect on the Company, as determined by the Board of Directors of the Company, acting in good faith; provided, however, that this Section 3.3 and Section 3.4 shall not prohibit Communicade from participating in or effecting any transaction pursuant to a merger, consolidation, sale of assets, recapitalization or other transaction approved by the Board of Directors of the Company. For purposes of this Section 3.3, a "Competitor Affiliate" of any particular entity means any other entity controlling or controlled by such entity, where "control" means the possession of the power to direct the management and policies of a person or entity through the ownership of voting securities.

                  3.4 Right of First Refusal on Communicade's Series B Preferred Stock.

                           (a)      General. In the event that Communicade
proposes to sell or transfer (or, if pursuant Section 3.4(b), sells or transfers) any Series B Preferred Stock, including in a transaction in which the Series B Preferred is sold or transferred together with other assets with no specific amount of consideration specifically allocated thereto (such a transaction, a "Bundled Transaction"), then prior to effecting such sale or transfer (or, if pursuant to Section 3.4(b), immediately following such sale or transfer), Communicade (and, if applicable, the Pre-ROFR Transferee (as defined in Section 3.4(b)) shall give the Series C Holders the opportunity to purchase such shares in the following manner:

                                    (i)      Communicade shall give notice (the
"Communicade Transfer Notice") to Bain Capital Venture Fund, L.P. ("Bain"), on behalf of the Series C Holders, in writing of such intention to sell or transfer (or, in accordance with Section 3.4(b), of such sale or transfer of) any of the Series B Preferred Stock then held by Communicade for cash or a promissory note (or other consideration, the value of which is set forth in the Communicade Transfer Notice), specifying the securities sold or transferred or proposed to be sold or transferred, the price per share therefor or proposed price per share therefor (subject to the immediately following sentence, the "Communicade Transfer Price"), the name of the transferee or transferees or the proposed transferee or transferees and the maturity date, amortization schedule, interest rate and security terms of such promissory note, if applicable. In the event that any Series B Preferred Stock is sold or transferred in a Bundled Transaction, (x) the Communicade Transfer Price therefor will be determined by Communicade or the Pre-ROFR Transferee, at Communicade's option, and (y) the Communicade Transfer Notice shall not be deemed to have been given by Communicade (or received by Bain) until the Communicade Transfer Price has been determined as set forth in clause (x) and communicated to Bain.

                                    (ii)     Each Series C Holder shall have the
right, exercisable by written notice given by such Series C Holder to Bain within three business days after receipt of such Communicade Transfer Notice from Communicade to purchase for cash from Communicade (or, if pursuant to Section 3.4(b), from the Pre-ROFR Transferee) all or any portion of the Series C Holder's Pro Rata Share (as determined below) of the securities specified in such Communicade Transfer Notice. Each Series C Holder's "Pro Rata Share," for purposes of this Section 3.4, is equal to the fraction obtained by dividing (a) the sum of the total number of shares of any Common Stock issuable upon conversion of Series C Preferred Stock then held by such Series C Holder by (b) the total number of shares of Common Stock issuable upon conversion of Series C Preferred Stock then outstanding. In the event that the Series C Holders together do not purchase all of the securities specified in the Communicade Transfer Notice, then the Bain Investors shall have the right to purchase up to all of the remaining securities specified in the Communicade Transfer Notice. Within five business days after receipt of the Communicade Transfer Notice from Communicade (the "Series C Exercise Period"), Bain shall give notice to Communicade (and, if applicable, the Pre-ROFR Transferee) as to that portion of the securities specified in the Communicade Transfer Notice, if any, which the Series C Holders elect to purchase pursuant to this Section 3.4 (the "Election").

                                    (iii)    If the Series C Holders exercise
their right of first refusal within the Series C Exercise Period, within five business days after receipt by Communicade (and, if applicable, the Pre-ROFR Transferee) of notice of the Election, the Series C Holders exercising such right (the "Electing Series C Holders") and Communicade (or, if applicable, the Pre-ROFR Transferee) shall execute definitive, binding agreements relating to the purchase on the terms set forth in the Communicade Transfer Notice (the date such documents are executed, the "Commitment Date"). Upon execution of such documentation, the Electing Series C Holders and Communicade (or, if applicable, the Pre-ROFR Transferee) shall be legally obligated to consummate the purchase contemplated thereby. The closing of the purchase of the securities with respect to which such right has been exercised shall take place within five business days after the Commitment Date; provided that in no event will such closing occur later than on the 15th business day following the initial receipt of the Communicade Transfer Notice from Communicade.

                                    (iv)     With respect to Series B Preferred
Stock not already sold or transferred pursuant to Section 3.4(b), if the Series C Holders do not exercise their right of first refusal hereunder within the Series C Exercise Period, Communicade shall be free, subject to the provisions of Section 3.3, during the period of ninety (90) days following the expiration of such time for exercise to enter into an agreement to sell the securities specified in the Communicade Transfer Notice, to the specified proposed transferee or another investor which is acquiring the securities solely for investment purposes, on terms no less favorable to Communicade than the terms specified in such Communicade Transfer Notice, provided that the closing of the purchase and sale of such securities shall take place within sixty (60) days after Communicade enters into such agreement.

                                    (v)      Without limiting the generality or
effect of any other provision hereof, in no event will Communicade be obligated to furnish Bain more information in connection with a transaction covered hereby than the information expressly set forth in Section 3.4(a)(i), and no agreement providing for any such transaction will include any representation, warranty or covenant except for standard representations and warranties (and related indemnification covenants) relating to due authorization, execution, delivery and the binding nature of the transaction documents and, in the case of the seller of the Series B Preferred Stock, ownership of and the absence of liens on the Series B Preferred Stock to be sold or transferred.

                           (b)      Notwithstanding Section 3.4(a) but subject
to Section 3.3, nothing herein will be deemed to restrict Communicade from selling or transferring any shares of Series B Preferred Stock to a third party (the "Pre-ROFR Transferee"), including in a Bundled Transaction, prior to complying with the terms and provisions of Section 3.4(a) (a "Pre-ROFR Transfer"), provided that, in the definitive agreements relating to the purchase of the Series B Preferred Stock by the Pre-ROFR Transferee from Communicade, Communicade and the Pre-ROFR Transferee expressly agree and acknowledge that (i) the effectiveness of the Pre-ROFR Transfer is subject to the rights of the Series C Holders under Section 3.4(a) hereof, (ii) the Series C Holders will be entitled to exercise their rights to purchase such Series B Preferred Stock directly from the Pre-ROFR Transferee rather than Communicade on the terms set forth in the Communicade Transfer Notice in accordance with and within the time periods set forth in Section 3.4(a), and (iii) clauses (i) and (ii) and any corresponding rights to enforce the provisions thereof are intended to be for the benefit of the Series C Holders.

                           (c)      Exceptions. The rights of first refusal
pursuant to this Section 3.4 shall not apply to any transfer of Series B Preferred Stock by Communicade to any person or entity controlling, controlled by or under common control with Communicade (each a "Communicade Limited Transferee"), provided in any such case that the transferee agrees to be bound by the provisions of this Agreement with respect to any further transfers. This Agreement shall be binding upon each Communicade Limited Transferee and, prior to the completion of a transfer of Series B Preferred Stock to a Communicade Limited Transferee, such Communicade Limited Transferee or his or its legal representative shall have executed documents assuming the obligations of Communicade under this Agreement with respect to the transferred shares of Series B Preferred Stock, which documents shall be in the form of Exhibit C hereto. Such transferred shares of Series B Preferred Stock shall remain subject to the terms of this Agreement, including without limitation Section 3.3 and this Section 3.4, and references to Communicade hereunder shall be deemed thereafter to apply to and include the Communicade Limited Transferee.

                  3.5 Termination and Nonassignment . The right of first refusal set forth in Section 3.4 shall terminate upon the earliest to occur of
(i) the closing of the Company's initial Public Offering, (ii) December 31, 2004, and (iii) the transfer by Bain to any person or entity other than a person or entity controlling, controlled by or under common control with Bain (a "Bain Affiliate") of more than 25% of the Series C Preferred Stock held by Bain on the date hereof. The right of first refusal set forth in this Section 3.4 is non-assignable except to any transferee to whom registration rights may be transferred pursuant to Section 1.11 of this Agreement. The restriction on selling to competitors set forth in Section 3.3 shall terminate upon the transfer by Bain to a non-Bain Affiliate of more than 75% of the Series C Preferred Stock held by Bain on the date hereof.

         4.       Right of First Refusal on Restricted Shares.

                  4.1 General. In the event that a Restricted Holder proposes to make any sale or transfer of any of the Restricted Shares, then prior to effecting such sale or transfer the Restricted Holder shall give the Company the opportunity to purchase such shares in the following manner:

                           (a)      Such Restricted Holder shall give notice
(the "Transfer Notice") to the Company in writing of such intention, specifying the securities proposed to be sold or transferred, the proposed price per share therefor (the "Transfer Price"), the name of the proposed transferee or transferees and the other material terms upon which such disposition is proposed to be made, including such other terms and information as the Company may reasonably request in order to confirm the bona fide nature of the proposed transaction.

                           (b)      The Company shall have the right,
exercisable by written notice given by the Company to such Holder within twenty
(20) days after receipt of such Transfer Notice (the "Company Exercise Period") to purchase all or any portion of the securities specified in such Transfer Notice.

                           (c)      If the Company exercises its right of first
refusal hereunder, the closing of the purchase of the securities with respect to which such right has been exercised shall take place within thirty (30) days after the Company gives notice of such exercise, which period of time shall be extended if necessary to comply with applicable securities laws and regulations. Upon exercise of its right of first refusal, the Company and such Restricted Holder shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

                           (d)      Subject to the Investors' right of first
refusal described in Section 4.3 of this Agreement below, if the Company does not exercise its right of first refusal hereunder within the Company Exercise Period, such Restricted Holder shall be free, subject to the Investors' rights under Section 5, during the period of ninety (90) days following the expiration of such time for exercise to enter into an agreement to sell the securities specified in such Transfer Notice, to the specified proposed transferee or another investor which is solely a financial investor acquiring for investment purposes, on terms no less favorable to such Restricted Holder than the terms specified in such Transfer Notice, provided that the closing of the purchase and sale of such securities shall take place within sixty (60) days after such Holder enters into such agreement.

                  4.2 Exceptions. The right of first refusal herein shall not apply to any transfer of Restricted Shares by a Restricted Holder without receipt of consideration by the Restricted Holder to any of the following parties (each a "Limited Transferee") (a) to any Family Member (as defined in
Section 1.11) of any Restricted Holder who is an individual, or to a trust for the benefit of the Restricted Holder or the Restricted Holder's Family Members or (ii) to any Affiliated Person (as defined in Section 1.11) of a Restricted Holder that is an entity, provided in any such case that the transferee agrees to be bound by the provisions of this Agreement with respect to any further transfers. This Agreement shall be binding upon each Limited Transferee and, prior to the completion of a transfer of Restricted Shares to a Limited Transferee, such Limited Transferee or his or its legal representative shall have executed documents assuming the obligations of the Restricted Holder under this Agreement with respect to the transferred Restricted Shares, which documents shall be in form and substance reasonably satisfactory to the Investors owning not less than two-thirds (2/3) of the Series A Preferred or Series B Preferred or Series C Preferred or Series D Preferred, as applicable, evidenced by such Investors' written acknowledgment of such satisfaction. Such transferred Restricted Shares shall remain "Restricted Shares" hereunder, and references to a "Restricted Holder" hereunder shall be deemed thereafter to apply to and include the Limited Transferee.

                  4.3 Investors' Right of First Refusal on Restricted Shares. The Company agrees that in the event that the Company declines to exercise in full the right of first refusal set forth herein between such Restricted Holders and the Company, the Company will provide each Investor with notice of such determination at least fifteen (15) days prior to the end of the Company Exercise Period. Each Investor shall then have the right to submit, prior to the end of the Company Exercise Period, notice of its irrevocable commitment to exercise such right of first refusal within thirty (30) days after receipt of the Company's notice (the "Investor Exercise Period") in an amount equal to the Investor's Pro Rata Share as determined under Section 2.3 of this Agreement. Upon expiration of the Company Exercise Period, the Company will provide notice to all Investors as to whether or not the right of first refusal has been or will be exercised by the Company or the Investors. If any Investors do not exercise their right of first refusal, the Restricted Shares that would otherwise be allocated to such non-exercising Investors shall be offered to each exercising Investor on a pro-rata basis (based upon the number of shares of Registrable Securities held by such exercising Investor relative to the aggregate number of Registrable Securities held by all such exercising Investors), provided that the right of first refusal must be exercised, if at all, prior to the expiration of the Investor Exercise Period.

                  4.4 Termination and Nonassignment. The right of first refusal set forth in Section 4 of this Agreement herein shall terminate upon the closing of the Company's initial Public Offering. The right of first refusal set forth in this Section 4 is non-assignable except to any transferee to whom registration rights may be transferred pursuant to Section 1.11 of this Agreement.

         5.       Right of Co-Sale Respecting Shares.

                  5.1      Grant; Notice.

                           (a)      In the event that, after compliance with the
provisions of Section 4, the Restricted Holder proposes to sell, transfer or otherwise dispose of (a "Transfer") any of the Restricted Shares to any proposed investor or transferee (a "Transferee"), each Investor shall have a right of co-sale on the terms described in Section 5.2 below to sell such Investor's Co-Sale Pro Rata Share (as defined in Section 5.2(b) below) of such Restricted Shares.

                           (b)      The selling Restricted Holder (the "Selling
Restricted Holder") shall deliver a notice (the "Notice") to each Investor and to the Company stating, in reasonable detail, (i) its bona fide intention to Transfer such Restricted Shares, (ii) the number of such Restricted Shares to be Transferred, (iii) the price and material terms and conditions upon which the proposed Transfer is to be made, (iv) the identity of each of the Transferees and (v) all other information reasonably necessary to fully describe the proposed Transfer. The Notice shall include a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer.

                           (c)      Within thirty (30) days after delivery of
the Notice, each Investor shall indicate in writing to the Selling Restricted Holder and the Company whether it elects to exercise its co-sale right as provided in Section 5.2 below, by delivery of a notice of exercise (the "Investor Election Notice") to the Selling Restricted Holder, with a copy to the Company, within such thirty (30) day period. Any Investor's failure to deliver a Investor Election Notice with respect to such Restricted Shares within such thirty (30) day period shall be deemed to be delivery of a Investor Election Notice indicating such Investor's election to not exercise any co-sale rights with respect to the proposed Transfer.

                  5.2      Right of Co-Sale.

                           (a)      In the event that any Restricted Holder
proposes a Transfer of Restricted Shares to any Transferee any Investor who delivers a Investor Election Notice in accordance with Section 5.1(c) above indicating an election to exercise such Investor's right of co-sale with respect to the Transfer referred to by the Notice and the number of shares such Investor elects to sell (up to such Investor's Co-Sale Pro Rata Share), shall have the right of co-sale to sell to the Transferee all or any part of that number of shares of Common Stock or Preferred Stock (or Common Stock issued upon conversion thereof) equal to its Co-Sale Pro Rata Share of the Restricted Shares subject to the Notice on the terms and conditions set forth in the Notice. If the consideration to be paid by the Transferee is of a nature that cannot be given to such Investor, then such Investor shall have the right to sell its Co-Sale Pro Rata Share of the Restricted Shares subject to the Notice to the Selling Restricted Holder at the fair market value per share of such consideration as reasonably determined by the Board of Directors of the Company acting in good faith. To the extent that any prospective Transferee refuses to purchase shares or other securities from such Investor exercising its right of co-sale hereunder or to the extent the Selling Restricted Holder wishes to delay the purchase of shares or other securities from the Investor, the Selling Restricted Holder shall not sell to such prospective Transferee any securities unless and until, simultaneously with such sale, the Selling Restricted Holder shall purchase such shares or other securities from such Investor for the same consideration and on the same terms and conditions as the proposed Transfer described in the Notice.

                           (b)      Each Investor's "Co-Sale Pro Rata Share" for
purposes of the right of co-sale hereunder is that number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock covered by the Notice by (ii) the fraction obtained by dividing (a) the sum of the total number of shares of any (i) Common Stock, (ii) Common Stock issuable upon conversion of any Preferred Stock and (iii) Common Stock issuable upon exercise of any options or warrants, then held by such Investor by
(b) the sum of the total number of shares of (i) Common Stock, (ii) Common Stock issuable upon the conversion of Preferred Stock and (iii) Common Stock issuable upon any exercise of any options or warrants then outstanding.

         If the Investor elects to sell to the Transferee, then the Restricted Holder shall assign to the Investor as much of the Restricted Holder's interest in the agreement for the sale of the Restricted Shares as the Investor shall be entitled to pursuant to the terms hereof.

                  5.3 Transfer of Shares upon Failure to Exercise Right of Co-Sale. Subject to the Investors' respective rights of co-sale, the Selling Restricted Holder may, not later than ninety (90) days following delivery to the Investors and the Company of the Notice, conclude a Transfer of any or all of the Restricted Shares covered by the Notice to the extent the Investors have not exercised their rights of co-sale on terms and conditions the same or substantially the same as those described in the Notice.

                  5.4 Binding Effect of Right of Co-Sale. The right of co-sale shall be binding upon any Transferee of Restricted Shares other than a Transferee acquiring Restricted Shares in a transaction which complies with this
Section 5.

                  5.5 Termination of Right of Co-Sale. Notwithstanding anything in this Section 5 to the contrary, the rights of co-sale shall terminate on the closing of the Company's Qualified Public Offering.

                  5.6 Delivery Requirements. Each Investor shall effect its participation in any Restricted Holder's sale of Restricted Shares by promptly delivering to the Restricted Holder for transfer to the Transferee:

                           (a)      One or more certificates, properly endorsed
for transfer, representing that number of shares of Common Stock or Preferred Stock which at such time such Investor elects to sell pursuant to the terms hereof; provided, however, that if the Transferee objects to the delivery of Preferred Stock in lieu of Common Stock, such Investor shall convert such Preferred Stock into Common Stock and deliver such Common Stock in lieu thereof. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the Transferee; or

                           (b)      An assignment separate from certificate, via
facsimile or otherwise, which represents the Investor's Co-Sale Pro Rata Share. The Company agrees to effect any such assignment concurrent with the actual transfer of such shares to the Transferee.

                  5.7 Exceptions. Notwithstanding anything to the contrary in this Section 5, but subject to Section 4.1, the Founders may transfer of up to 44,108 shares in the case of Jean Lavigueur, 1,029,019 shares in the case of Martin Ouellet, and 181,523 shares in the case of Louis Tetu. The Restricted Holders may transfer the Restricted Shares to any of the following parties (each a "Limited Transferee") (i) to any Family Member (as defined in Section 1.11) of any Restricted Holder who is an individual, or to a trust for the benefit of the Restricted Holder or the

Restricted Holder's Family Members; (ii) to any Affiliated Person (as defined in
Section 1.11) of a Restricted Holder that is an entity, provided in any such case that the transferee agrees to be bound by the provisions of this Agreement with respect to any further transfers. This Agreement shall be binding upon each Limited Transferee and, prior to the completion of a transfer of Restricted Shares to a Limited Transferee, such Limited Transferee or his or its legal representative shall have executed documents assuming the obligations of the Restricted Holder under this Agreement with respect to the transferred Restricted Shares, which documents shall be in form and substance reasonably satisfactory to the Investors owning not less than two-thirds (2/3) of the Series A Preferred or Series B Preferred or Series C Preferred or Series D Preferred, as applicable, evidenced by such Investors' written acknowledgment of such satisfaction. Such transferred Restricted Shares shall remain "Restricted Shares" hereunder, and references to a "Restricted Holder" hereunder shall be deemed thereafter to apply to and include the Limited Transferee.

                  5.8 Legend. All certificates or instruments representing Restricted Shares or the shares of Series B Preferred Stock held by Communicade, whether now outstanding or subsequently issued, shall be surrendered to the Company for endorsement or be endorsed by the Company prior to their issuance with the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY
      BE TRANSFERRED ONLY IN COMPLIANCE WITH, AN INVESTOR RIGHTS AGREEMENT AMONG THE HOLDER OF THESE SECURITIES AND CERTAIN OTHER HOLDERS OF THE
     COMPANY'S STOCK, WHICH INCLUDES TRANSFER RESTRICTIONS, A COPY OF WHICH
                IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

         The Company shall not transfer any of the Restricted Shares or the shares of Series B Preferred Stock held by Communicade on its books without first ascertaining compliance with all of the applicable provisions of this Agreement with respect to such transfer.

                  5.9 Conditions to Exercise of the Investors' Rights. Exercise of the Investors' rights under Section 5 hereof shall be subject to and conditioned upon, and any Selling Restricted Holder and the Company shall use their best efforts to assist the Investors in, compliance with applicable laws.

                  5.10 Assignment of Right of Co-Sale. The right of co-sale pursuant to this Section 5 may be assigned (but only with all related obligations) to any transferee to whom registration rights may be transferred pursuant to Section 1.11 of this Agreement.

         6.       Covenants of the Company.

                  6.1 Delivery of Financial Statements. The Company shall deliver to (i) each Investor, so long as such Investor (including its Affiliated Persons and Family Members) shall be a Series A Holder, Series B Holder, Series C Holder or Series D Holder that owns at least five percent (5%) of the Company's outstanding shares and (ii) each of (A) Infinity Capital Venture Fund 1999,

L.P., Infinity Capital VF Affiliates 1999, L.P. and Infinity Capital VF Affiliates 1999 (Q), L.P. ("Infinity Capital"), (B) Venrock Associates, Venrock Associates II, L.P. and Venrock Entrepreneurs Fund, L.P. ("Venrock Associates"),
(C) RRE Ventures II LP, RRE Ventures Fund II LP and (D) Wachovia Capital Investments, Inc., so long as such entity holds at least 90% of the shares issued to them pursuant to the Merger Agreement:

                           (a)      as soon as practicable, but in any event
within ninety (90) days after the end of each fiscal year of the Company thereafter, an income statement for such fiscal year, a balance sheet of the Company and statement of Stockholders' equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                           (b)      as soon as practicable, but in any event
within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement and a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter in reasonable detail prepared in accordance with GAAP, except for footnotes and normal year-end adjustments;

                           (c)      as soon as practicable, but in any event
within forty-five (45) days after the end of each month that is not the end of a fiscal quarter, an unaudited profit and loss statement and statement of cash flows for such month and an unaudited balance sheet as of the end of such month in reasonable detail prepared in accordance with GAAP, except for footnotes and normal year-end adjustments;

                           (d)      as soon as practicable, but in any event
prior to thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, including balance sheets, income statements and statements of cash flows prepared on a quarterly basis, and as soon as prepared, any other budgets or revised budgets prepared by the Company; and

                           (e)      such other information relating to the
financial condition, business, or corporate affairs of the Company as such Investor may from time to time reasonably request.

                  6.2 Inspection. So long as an Investor (including its Affiliated Persons and Family Members) holds at least five percent (5%) of the Company's outstanding shares, the Company shall permit such Investor, at such Investor's expense, to visit and inspect the Company's properties, and to discuss the Company's affairs, finances and accounts with the Company's officers, employees and outside accountants, all at such reasonable times as may be requested by such Investor.

                  6.3 Board of Directors. Bain Capital Venture Fund, L.P. shall be entitled to nominate one member to the Company's Board of Directors (the "Bain Nominee"), and Communicade Investments Ltd. and its affiliates (collectively, "Communicade") and Telesystem Software Ventures Limited Partnership ("Telsoft") shall each be entitled to nominate one member to the Company's Board of Directors (the "Communicade Nominee" and the "Telsoft Nominee", respectively, and collectively with the Bain Nominees, the "Nominees"), at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office their respective Nominee and to fill any vacancy caused by the resignation, death or removal of their Nominees. The President and the Chairman of the Board of the Company shall each be members of the Board of Directors (the "Management Directors"), and the members of the Board of Directors, with the consent of the Bain Investors, shall collectively nominate two independent directors who shall not be affiliated with any of the Bain Investors, Communicade, Telsoft or management (the "Independent Directors," and collectively with the Management Directors, the "Appointees"). John Simon shall be entitled to be nominated as one of the Independent Director Appointees for a term of two years unless removed for cause under the Bylaws of the Company and the General Corporation Law of the State of Delaware. Each Investor hereby agrees to vote all of their shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other voting securities of the Company now owned or hereafter acquired in favor of the election of the Nominees and the Appointees to the Board.

                           (a)      The Company shall call, promptly following
receipt of a request of Bain Capital Venture Fund, L.P. in case of the Bain Nominee, Communicade in the case of the Communicade Nominee or Telsoft in the case of the Telsoft Nominee, a special meeting of the stockholders of the Company to elect a Nominee to the Board and to cause the removal of the Nominee if Bain Capital Venture Fund, L.P. in case of the Bain Nominee, Communicade in the case of the Communicade Nominee or Telsoft in the case of the Telsoft Nominee shall request the removal of their respective Nominees in writing for any reason. Bain Capital Venture Fund, L.P. in case of the Bain Nominee, Communicade in the case of the Communicade Nominee and Telsoft in the case of the Telsoft Nominee shall have the right to designate a new nominee in the event their respective Nominees shall be removed pursuant to this Section 6.3(a) or shall vacate his directorship for any reason.

                           (b)      The Company shall use reasonable efforts to
prevent any action from being taken by the Board during the pendency of any vacancy due to death, resignation or removal of a Nominee, unless Bain Capital Venture Fund, L.P. in case of the Bain Nominee, Communicade in the case of the Communicade Nominee and Telsoft in the case of the Telsoft Nominee shall have failed to act to nominate and elect a replacement in a timely manner.

                           (c)      The Company shall enter into indemnity
agreements with the Nominees on terms no less favorable than any other director of the Company, and cause the Nominees (and any former Nominees) to be covered on any insurance policy maintained from time to time by the Company or any other person covering acts and omissions of the directors and officers of the Company in their capacity as such. The Company shall pay the reasonable out-of-pocket expenses incurred by each Nominee in connection with attending the meetings of the Board and any committees thereof.

                           (d)      The Company and each Investor shall take all
action necessary to ensure that the Bylaws and the Board do not provide for a number of directors (including any vacant seats) on the Board greater than seven.

                           (e)      So long as the Bain Investors own at least
thirty percent (30%) of the number of shares of Series C Preferred Stock purchased by the Bain Investors under the Purchase Agreement (as defined below), Bain Capital Venture Fund, L.P. shall be entitled to designate one representative to attend all meetings of the Board as an observer and receive notice of such meetings and all other documentation distributed to the Board when and as distributed to the Board. The Company shall pay the reasonable out-of-pocket expenses incurred by such observer in connection with attending the meetings of the Board.

                  6.4      Negative Covenants.

                           (a)      So long as the Bain Investors own at least
seventy-five (75%) percent of the number of shares of Series C Preferred Stock purchased by the Bain Investors under the Purchase Agreement, the Company shall not without first obtaining approval (by vote or written consent, as provided by law) of the Bain Investors:

                                    (i)      sell, convey, or otherwise dispose
of all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect a merger, consolidation or any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, provided that the Company may effect a merger effected solely for the purpose of changing the domicile of the Company without approval of the holders of a majority of the Series C Preferred Stock;

                                    (ii)     declare or pay any dividends on, or
redeem, any shares of capital stock other than the Series C Preferred Stock in accordance with its terms as provided for in the Company's Fifth Amended and Restated Certificate of Incorporation;

                                    (iii)    increase or decrease the authorized
number of members of the Board of Directors of the Company;

                                    (iv)     materially alter its business plan
or make any material change in the nature of its current and prospective business, or enter into new lines of business as carried on at the date hereof or as contemplated in written materials delivered to the Board of Directors of the Company prior to the date hereof.

                           (b)      If the Bain Investors own less than
seventy-five (75%) percent of the number of shares of Series C Preferred Stock purchased by the Bain Investors under the Series C Preferred Stock Purchase Agreement dated as of January 19, 2001 (the "Purchase Agreement"), then so long as at least ten percent (10%) of the Series C Preferred Stock remain outstanding, the Company shall not without first obtaining approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series C Preferred Stock:

                           (i)      sell, convey, or otherwise dispose of all or
substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect a merger, consolidation or any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, provided that the Company may effect a merger effected solely for the purpose of changing the domicile of the Company without approval of the holders of a majority of the Series C Preferred Stock;

                           (ii)     declare or pay any dividends on, or redeem,
any shares of capital stock other than the Series C Preferred Stock in accordance with its terms as provided for in the Company's Fifth Amended and Restated Certificate of Incorporation.

                           (iii)    increase or decrease the authorized number
of members of the Board of Directors of the Company; or

                           (iv)     materially alter its business plan or make
any material change in the nature of its current and prospective business, or enter into new lines of business as carried on at the date hereof or as contemplated in written materials delivered to the Board of Directors of the Company prior to the date hereof.

                  6.5 Termination of Covenants. The covenants set forth in this Section 6 shall terminate and be of no further force or effect upon the closing of the Qualified Public Offering.

         7.       Miscellaneous.

                  7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  7.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without reference to conflict of laws rules.

                  7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  7.5 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier,
(a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid,
(b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to an Investor, at the Investor's addresses as set forth on Exhibit A hereto and (ii) if to the Company, at the address of its principal corporate offices (attention:
Secretary), or in any such case at such other address as a party may designate by ten (10) days' advance written notice to the other party pursuant to the provisions above.

                  7.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that in the event that such amendment or waiver adversely affects the obligations and/or rights of any Holder or class of Holders in a different manner than the other Holders or any other class of Holders, such amendment or waiver shall also require the written consent of such Holder or majority in interest of such class of Holders, as the case may be. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

                  7.8 Aggregation of Stock. All shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company held or acquired (or Class A Common Stock issuable upon conversion thereof) by affiliated entities or persons (including partners or constituent members and former partners and former constituent members) shall be aggregated together for the purpose of determining the availability or discharge of any rights under this Agreement. For purposes of this Section 7.8, the Company may rely on such person whom a group of related persons shall designate from time to time for information relating to the affiliations of entities or persons.

                  7.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  7.10 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof (including without limitation the Amended and Restated Investor Rights Agreement dated as of January 19, 2001 by and among the Company and the Prior Holders (the "Prior Agreement")).

                  7.11 Dispute Resolution. If there arises a dispute between any party to this Agreement, and any other party to this Agreement regarding this Agreement, those parties agree to negotiate in good faith to resolve the dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party shall nominate one partner, member or senior officer of the rank of Vice President or higher as its representative. These representatives shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator mutually agreed upon by the parties and consider dispute resolution alternatives other than litigation. If any alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings. This procedure shall be a prerequisite before taking any additional action hereunder.

                  7.12 Remedies. Subject to Section 7.11, in the event of a breach by the Company of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it will waive the defense that a remedy at law would be adequate.

                  7.13 No Inconsistent Agreements. Except for the Prior Agreement, which shall terminate and be of no further force and effect as of the date of this Agreement, the Company has not, as of the date hereof, and will not, on or after the date hereof, enter into any agreement with respect to its securities which is inconsistent with or more favorable to any stockholder on the date hereof than the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company is not the surviving corporation unless the proposed surviving corporation, prior to the merger, consolidation or reorganization, agrees in writing to assume the obligations of the Company under this Agreement, and for that purpose references herein to "Registrable Securities" shall be deemed to be references to the securities to which holders of Registrable Securities would be entitled to receive in exchange for Registrable Securities in any such merger, consolidation or reorganization unless such securities were registered under the Act in connection with the merger, consolidation or reorganization.

         IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

                                     RECRUITSOFT, INC.

                                     By: /s/ Louis Tetu
                                        ---------------------------------------
                                        Louis Tetu
                                        Chief Executive Officer

                                     Address: 330 St-Vallier East, Suite 400
                                              Quebec (Quebec)
                                              G1K 9C5
                                              Canada

                                     INVESTORS:

                                     COMMUNICADE INVESTMENT
                                     COMPANY OF NEVADA, INC.

                                     By: /s/ Michael P. Tierney
                                         ---------------------------------------
                                     Name: Michael P. Tierney
                                           -------------------------------------
                                     Title: Managing Director
                                            ------------------------------------

                                     BAIN CAPITAL VENTURE FUND, L.P.
                                     By:  Bain Capital Venture Partners, L.P.,
                                          its general partner
                                     By:  Bain Capital Investors, LLC,
                                          its general partner

                                     By: /s/ Jeffrey Schwartz
                                         ---------------------------------------
                                     Name: Jeffrey Schwartz
                                           -------------------------------------
                                     Title:  Managing Director
                                             -----------------------------------

                  [Signature Page to Investor Rights Agreement]

                                     BCIP ASSOCIATES II
                                     BCIP TRUST ASSOCIATES II
                                     BCIP ASSOCIATES II-B
                                     BCIP TRUST ASSOCIATES II-B

                                     By:  Bain Capital, Inc.,
                                          their Managing Partner

                                     By: /s/ Jeffrey Schwartz
                                         ---------------------------------------
                                     Name: Jeffrey Schwartz
                                          --------------------------------------
                                     Title:  Managing Director
                                           -------------------------------------
                                     RGIP, LLC

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                     E-SQUAM INVESTORS I, L.P.

                                     By: E-GPI, Inc.
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title: Managing General Partner
                                           -------------------------------------

                                     SUNAPEE SECURITIES, INC.

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                    GENERAL CATALYST GROUP, LLC

                                    By: General Catalyst Partners, LLC
                                        its Managing Partner

                                    By: /s/ William J. Fitzgerald
                                       -----------------------------------------

                                    Name: William J. Fitzgerald
                                         ---------------------------------------

                                    Title: Member and Chief Financial Officer
                                          --------------------------------------


                                    NB CAPITAL PARTNERS INC., A CORPORATION
                                    INCORPORATED UNDER THE LAWS OF THE PROVINCE
                                    OF ONTARIO, AND NB CAPITAL PARTNERS NOMINEE
                                    INC., A CORPORATION INCORPORATED UNDER THE
                                    LAWS OF CANADA, IN THEIR CAPACITY AS GENERAL
                                    PARTNER AND NOMINEE RESPECTIVELY OF NB
                                    CAPITAL VENTURE FUND, LP AND ITS PARALLEL
                                    INVESTORS.

                                    By:
                                       -----------------------------------------

                                    Name:
                                         ---------------------------------------

                                    Title:
                                          --------------------------------------

                                    COMMUNICADE INVESTMENTS LTD.

                                    By: /s/ Michael P. Tierney
                                       -----------------------------------------

                                    Name: Michael P. Tierney
                                         ---------------------------------------

                                    Title: Managing Director
                                          --------------------------------------

                                    TELESYSTEM LTD.

                                    By: /s/ Charles Sirois
                                       -----------------------------------------

                                    Name: Charles Sirois
                                         ---------------------------------------

                                    Title: President
                                          --------------------------------------

                                    TELESYSTEM SOFTWARE VENTURES LIMITED
                                    PARTNERSHIP BY TELSOFT VENTURES, INC., ITS
                                    GENERAL PARTNER

                                    By: /s/ Robert Talbot
                                       -----------------------------------------

                                    Name: Robert Talbot
                                         ---------------------------------------

                                    Title: President
                                          --------------------------------------

                                    ASSOCIATION DE BIENFAISANCE ET DE RETRAITE
                                    DES POLICIERS ET POLICIERS DE LA COMMUNAUTE
                                    URBAINE DE MONTREAL

                                    By:
                                       -----------------------------------------

                                    Name:
                                         ---------------------------------------

                                    Title:
                                          --------------------------------------

                                    GRYFFINDOR CAPITAL PARTNERS I, LLC

                                    By:
                                       -----------------------------------------

                                    Name:
                                         ---------------------------------------

                                    Title:
                                          --------------------------------------

                                    INFINITY CAPITAL VENTURE FUND 1999, L.P.

                                    By: Infinity Capital VF 1999
                                        Management LLC, a
                                        California limited liability
                                        company

                                    By: /s/ Lori Kulvin Crawford
                                       -----------------------------------------

                                    Name: Lori Kulvin Crawford
                                         ---------------------------------------

                                    Title: Managing Director
                                          --------------------------------------

                                    INFINITY CAPITAL VF AFFILIATES 1999, L.P.

                                    By: Infinity Capital VF 1999

                                    Management LLC, a California limited

                                    liability company

                                    By: /s/ Lori Kulvin Crawford
                                        .........................

                                    Name: Lori Kulvin Crawford
                                          ....................

                                    Title: Managing Director
                                           .................


                                    INFINITY CAPITAL VF AFFILIATES 1999 (Q),
                                    L.P.

                                    By: Infinity Capital VF 1999

                                    Management LLC, a California limited

                                    liability company

                                    By: /s/ Lori Kulvin Crawford
                                        ........................

                                    Name: Lori Kulvin Crawford
                                          ....................

                                    Title: Managing Director
                                           .................

                                    VENROCK ASSOCIATES

                                    By: /s/ Anthony B. Evnin
                                        ....................

                                    Name: Anthony B. Evnin
                                          ................

                                    Title: General Partner
                                           ...............

                                    VENROCK ASSOCIATES II, L.P.

                                    By: /s/ Anthony B. Evnin
                                        ....................

                                    Name: Anthony B. Evnin
                                          ................

                                    Title: General Partner
                                           ...............

                                    RRE VENTURES II LP

                                    By: /s/ Andrew L. Zalasin
                                       -----------------------------------------

                                    Name:   Andrew L. Zalasin
                                         ---------------------------------------

                                    Title:  General Partner
                                          --------------------------------------

                                    RRE VENTURES FUND II LP

                                    By: /s/ Andrew L. Zalasin
                                       -----------------------------------------

                                    Name:   Andrew L. Zalasin
                                         ---------------------------------------

                                    Title:  General Partner
                                          --------------------------------------

                                    WACHOVIA INVESTORS, INC.

                                    By: /s/ Sue Schwein
                                       -----------------------------------------

                                    Name: Sue Schwein
                                         ---------------------------------------

                                    Title: Vice President
                                          --------------------------------------

                                    WACHOVIA CAPITAL INVESTMENTS, INC.

                                    By: /s/ Sue Schwein
                                       -----------------------------------------

                                    Name: Sue Schwein
                                         ---------------------------------------

                                    Title: Vice President
                                          --------------------------------------

                                    EVELYN GRACE DORSI

                                    --------------------------------------------

                                    WARREN T. LAZAROW

                                    /s/ Warren T. Lazarow
                                    --------------------------------------------

                                    DB EQUITY, LLC
                                    Dewey Ballantine LLP

                                    By: /s/ Bernard E. Kury
                                       -----------------------------------------

                                    Name: Bernard E. Kury
                                         ---------------------------------------

                                    Title: Partner
                                          --------------------------------------
                                    BERNARD E. KURY

                                    /s/ Bernard E. Kury
                                    --------------------------------------------

                                    ANDREW WAX

                                    /s/ Andrew Wax
                                    --------------------------------------------

                                    LES STRAUSS

                                    /s/ Les Strauss
                                    --------------------------------------------

                                    COMDISCO, INC.

                                    By:   /s/ Thomas N. Ahto
                                       -----------------------------------------

                                    Name:     Thomas N. Ahto
                                         ---------------------------------------

                                    Title:    Vice President
                                          --------------------------------------

                                    TGI FINANCIAL, INC.

                                    By: /s/ Steven R. Gerbsman
                                        ......................

                                    Name: Steven R. Gerbsman
                                          ..................

                                    Title: President
                                           .........

         IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

                                    FOUNDERS:

                                    JEAN LAVIGUEUR

                                    /s/ Jean Lavigueur
                                    --------------------------------------------

                                    MARTIN OUELLET

                                    /s/ Martin Ouellet
                                    --------------------------------------------

                                    LOUIS TETU

                                    /s/ Louis Tetu
                                    --------------------------------------------

                  [Signature Page to Investor Rights Agreement]